UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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UNITED PARCEL SERVICE, INC. (Name of Registrant as Specified In Its Charter)

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Sec 1913 (3-99)

55 Glenlake Parkway, NE, Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 17, 2001

To our Shareowners:

        United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 17, 2001, at 9:00 a.m. The purposes of the meeting are:

1.	To elect a board of directors to serve until the 2002 annual meeting of shareowners;

2.	To ratify the appointment of Deloitte & Touche LLP, independent auditors, as our auditors for the year ending December 31, 2001;

3.	To approve the Discounted Employee Stock Purchase Plan; and

4.	To transact any other business as may properly come before the meeting.

        Our board of directors has fixed the close of business on March 19, 2001 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

Joseph R. Moderow
Secretary

Atlanta, Georgia
March 26, 2001

        YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD, VOTE BY TELEPHONE OR VOTE USING THE INTERNET AS SOON AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOUR PROXY CARD CONTAINS INSTRUCTIONS FOR EACH OF THESE VOTING OPTIONS.

        CLASS A SHAREOWNERS—FIRST UNION NATIONAL BANK DOES NOT HAVE AUTHORITY TO VOTE YOUR SHARES ON YOUR BEHALF. YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD, VOTE BY TELEPHONE OR VOTE USING THE INTERNET AS SOON AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

55 Glenlake Parkway, NE, Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2001 ANNUAL MEETING OF SHAREOWNERS

        The accompanying proxy is solicited by the board of directors of United Parcel Service, Inc. in connection with the annual meeting of shareowners to be held on May 17, 2001, at 9:00 a.m., at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

        There were 902,292,655 shares of our class A common stock (which includes our class A-1, class A-2 and class A-3 common stock) and 223,593,605 shares of our class B common stock outstanding and entitled to vote at the close of business on March 19, 2001. Only shareowners of record at the close of business on March 19, 2001 will be entitled to vote at the annual meeting. Our class A and class B common stock are our only securities entitled to be voted at the annual meeting. Our bylaws provide that the holders of a majority of our issued and outstanding common stock present in person or by proxy constitute a quorum for the transaction of business at the annual meeting.

        Holders of class A common stock are entitled to ten votes per share and holders of class B common stock are entitled to one vote per share on all matters voted on by shareowners. The voting rights of any shareowner or shareowners as a group, other than any of our employee benefits plans, that beneficially own more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

        In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available at the place of the annual meeting on May 17, 2001 and at our principal place of business, 55 Glenlake Parkway, NE, Atlanta, Georgia 30328, for 10 days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m.

        You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent proxy or by voting in person at the meeting.

        This proxy statement and the accompanying proxy card are being mailed to our shareowners on or about March 26, 2001.

ELECTION OF DIRECTORS
(Proposal No. 1)

        There are 13 nominees to our board of directors this year. All nominees have served as directors since our last annual meeting except for John Thompson, who was elected as a director by our board in August 2000, and Cal Darden, who was elected as a director by our board in February 2001. Bob Clanin and Chuck Schaffer announced their respective retirements from the board in November 2000. Their retirements took effect on January 5, 2001. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

Vote Required

        The election of directors will be decided by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

William H. Brown, III	Age 73	Director since 1983
Senior Counsel to the law firm of Schnader Harrison Segal & Lewis LLP in Philadelphia, Pennsylvania

Bill received a bachelor’s degree from Temple University in 1952 and graduated from the University of Pennsylvania School of Law in 1955. From 1955 to 1968, Bill practiced in a small law firm from which four of seven partners became federal judges, and three others became state judges. In 1968, he became a Deputy District Attorney in Philadelphia. Bill was appointed to the U.S. Equal Employment Opportunity Commission (EEOC) by President Johnson in 1968 and was selected as its Chairman by President Nixon in 1969. While with the EEOC, he won nationwide attention for his work in negotiating a consent decree in the EEOC complaint against AT&T. Bill joined his current firm after leaving his EEOC post in 1973. Since then, his broad experience in litigation and other matters includes handling a number of legal matters on behalf of UPS.

Calvin Darden	Age 51	Director since 2001
UPS Senior Vice President of U.S. Operations

Cal joined UPS in 1971 as a part-time package handler. He received a bachelor of science degree in business management from Canisius College in 1972. Cal served as District Manager in the North Jersey, Metro New Jersey and Metro D.C. districts and was later promoted to Pacific Region Manager in 1993. He was named UPS’s first Corporate Strategic Quality Coordinator in 1995 and joined the Management Committee in 1997. He was appointed Senior Vice President and assumed responsibility for one-half of U.S. operations in 1998. He assumed responsibility for all of UPS’s U.S. operations in January 2001. Cal serves on the Board of Directors of the National Urban League, is a member of the 100 Black Men of North Metro Atlanta and is involved with the United Way.

Michael L. Eskew	Age 51	Director since 1998
UPS Vice Chairman and Executive Vice President

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He attended graduate school at Butler University and completed the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mike was responsible for all industrial engineering activities in Germany when UPS began its international expansion into Germany. In 1982, he was named Industrial Engineering Manager of our Northwest Region. He was in charge of I.E. for the Air Group from 1984 to 1991. Mike was a District Manager in the Central Jersey District from 1991 to 1993, and was promoted to Corporate I.E. Manager in 1993. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000.

James P. Kelly	Age 57	Director since 1991
UPS Chairman of the Board and Chief Executive Officer

Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He entered supervision two years later and was promoted to Center Manager in 1968. Subsequent assignments included Package Division Manager and Labor Relations Manager in the Metro Jersey District. By attending night school during that period, he earned a degree in management from Rutgers University. Jim was named Atlantic District Manager in 1979 and later served as Pacific Region Labor Relations Manager before being promoted to North Central Region Manager in 1985. In 1988, he was assigned as a Corporate Labor Relations Manager and became U.S. Operations Manager in 1990. In June 1992, Jim became Chief Operating Officer and in February 1994, he became Executive Vice President. From May through December 1996, Jim was Vice Chairman. In January 1997, he was elected the Chief Executive Officer and Chairman of the Board. Jim also is a director of Georgia-Pacific Corporation and BellSouth Corporation.

Ann M. Livermore	Age 42	Director since 1997
Vice President of Hewlett-Packard Company

Ann is Vice President of Hewlett-Packard Company and President of its Business Customer Organization. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a Vice President of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP’s software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization. Born in Greensboro, N.C., Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University. Ann is also on the board of visitors of the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Gary E. MacDougal	Age 64	Director since 1973
Former Chairman of the Board and Chief Executive Officer of Mark Controls Corporation

From 1963 to 1968, Gary was with McKinsey & Co., an international management consulting firm, where he became a partner. From 1969 to 1987, Gary was Chairman and Chief Executive Officer of Mark Controls Corporation, a control systems products manufacturer. In 1988, he became honorary Chairman. Also in 1988, Gary was assistant campaign manager in the Bush presidential campaign, and in 1989 was appointed by President Bush as a delegate and alternate representative in the U.S. delegation to the United Nations. He is a Director of the Bulgarian American Enterprise Fund and a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children. From 1993 to 1997, he was Chairman of the Governor’s Task Force on Human Service Reform for the State of Illinois. Gary received his bachelor’s degree from the University of California at Los Angeles in engineering in 1958. After receiving his degree, he spent three years as a U.S. Navy officer. Following service, Gary attended Harvard Business School where he received his M.B.A. degree. He serves as an advisory director of Saratoga Partners, a New York-based venture capital fund.

Joseph R. Moderow	Age 52	Director since 1988
UPS Senior Vice President, Secretary and Legal & Public Affairs Group Manager

In 1986, Joe was named Legal & Regulatory Group Manager and elected Senior Vice President and Secretary. He assumed additional responsibility for Public Affairs in 1989. Joe began his UPS career in 1968 as a sorter and unloader in the South California District while an undergraduate student. He earned a bachelor’s degree in economics from California State University and a law degree from Western State University. He is a member of the State Bar of California. Joe was promoted into supervision in 1973 and later served as the Arizona District Industrial Engineering Manager. In 1977, he was assigned to the National Legal & Regulatory Group. In 1981, Joe participated in the President’s Commission on Executive Exchange in Washington, DC, where he served in the U.S. Department of Labor. In 1982, Joe became the West Virginia District Manager. He was then assigned to the National Labor Relations Group and later headed the operations team during the start-up of international air service.

Kent C. (“Oz”) Nelson	Age 63	Director since 1983
Former UPS Chairman of the Board and Chief Executive Officer

Oz graduated from Ball State University in 1959 with a bachelor’s degree in Business Administration. Two days later he began his UPS career as a Sales and Customer Service Representative in Kokomo, Indiana. He served as Customer Service Manager in the Indiana, North Illinois and Metro Chicago Districts, as well as the North Central Region. In 1973, Oz assumed national customer development responsibilities. He served first on the study team and then on the team that implemented our service in Germany in 1976. In 1978, he was named National Customer Service Manager and was also assigned to develop our Marketing Department. Oz was elected Senior Vice President in 1983 and was our Finance Group Manager and Chief Financial Officer from 1984 to 1987. He became Executive Vice President in 1986 and Vice Chairman of the Board in February 1989. In November 1989, Oz succeeded Jack Rogers as Chief Executive Officer and Chairman of the Board. In January 1997, Oz retired as Chief Executive Officer and Chairman of the Board of UPS. He also serves as a director of HCA — The Healthcare Company.

Victor A. Pelson	Age 63	Director since 1990
Senior Advisor, UBS Warburg LLC

Vic is a Senior Advisor to UBS Warburg LLC, investment bankers, a position he has held since 1996. He was associated with AT&T from 1959 to March 1996, and at the time of his retirement from AT&T was Chairman of Global Operations and a member of the Board of Directors. He is a director of Eaton Corporation, The Dun & Bradstreet Corporation, Acterna Corporation and Carrier 1 International, S.A.

Lea N. Soupata	Age 50	Director since 1998
UPS Senior Vice President and Human Resources Group Manager

A native of New York City, Lea joined UPS in 1969 and now is responsible for the human resources function for approximately 359,000 employees worldwide. Following several assignments with UPS in Human Resources, Sales and Operations, Lea became the Human Resources Manager in our North New England and Metro New York Districts. Lea also served as Regional Human Resources Manager for the East and East Central Regions. In 1990, Lea became the District Manager of the Central New York District. She was transferred in 1994 to our corporate office as Vice President of Human Resources prior to being named to her current position. Lea serves as chair of The UPS Foundation, our charitable arm, and has been active in a number of community services programs, including the United Way. She also is a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Robert M. Teeter	Age 62	Director since 1990
President, Coldwater Corporation

Bob is a graduate of Albion College and holds a master’s degree from Michigan State University. He is President of Coldwater Corporation, a Michigan consulting and research firm that specializes in the areas of strategic planning, policy development and public opinion analysis. For more than 20 years he has held several management positions, including President of Market Opinion Research Company, one of the nation’s largest marketing research firms. Bob also is a director of the Bank of Ann Arbor and Visteon Corporation.

John W. Thompson	Age 51	Director since 2000
Chairman, President and Chief Executive Officer of Symantec Corporation

John joined Symantec Corporation in April 1999 after a 28-year career with IBM Corporation. In his role as general manager of IBM Americas, he was responsible for sales and support of IBM’s technology products and services. Prior to his position with IBM Americas, he was general manager, Personal Software Products, responsible for the development and marketing of OS2, IBM’s Intel-based server products and communication product distribution. John also is a member of the board of directors of Seagate Technology, Inc., NiSource Inc. and Parago, Inc. He has served as chairman of the Florida A&M University Cluster and the Illinois Governor’s Human Resource Advisory Council. He holds a bachelor’s degree in business administration from Florida A&M University and a master’s degree in management science from Massachusetts Institute of Technology’s Sloan School of Management.

Thomas H. Weidemeyer	Age 53	Director since 1998
UPS Senior Vice President and Chief Operating Officer; President, UPS Airlines

Tom joined UPS in 1972 in National Personnel after receiving his law degree from the University of North Carolina School of Law and his bachelor’s degree from Colgate University. In 1974, he moved to the Metro Detroit District and worked in various operations assignments. In 1978, he joined our Legal Department. In 1986, he was promoted to District Manager of Arkansas and later helped set up our Northwest Ohio District. Tom became Manager of the Americas Region in 1989, and in that capacity established the delivery network throughout Central and South America. In 1990, Tom became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Tom became Manager of the Air Group and a member of the Management Committee that same year, and he became Chief Operating Officer of UPS in 2001. He serves on the Board of Directors of the Air Transport Association of America and is a member of the Military Airlift Committee. He also serves on the board of the National Center for Family Literacy and the General Aviation Manufacturers Association.

Meetings of the Board of Directors

        Our board of directors held five meetings during 2000. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member.

Committees of the Board of Directors

        Our board of directors has five committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Salary Committee and the Nominating and Corporate Governance Committee.

        Executive Committee.    Bob Clanin, Mike Eskew, Jim Kelly, Joe Moderow, Chuck Schaffer, Lea Soupata and Tom Weidemeyer served as members of the Executive Committee throughout 2000. Bob Clanin and Chuck Schaffer resigned from the Executive Committee effective January 5, 2001. The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law. In 2000, the Executive Committee held seventeen meetings.

        Audit Committee.    Bill Brown and Ann Livermore served as members of the Audit Committee throughout 2000. John Thompson joined the Audit Committee, and Vic Pelson resigned from the Audit Committee, in August 2000. The primary responsibilities of the Audit Committee are set forth in its charter, which is attached as Appendix A to this proxy statement. In 2000, the Audit Committee held six meetings.

        Compensation Committee.    Ann Livermore and Vic Pelson served as members of the Compensation Committee throughout 2000. Bob Teeter joined the Compensation Committee, and Gary MacDougal resigned from the Compensation Committee, in February 2000. The primary responsibility of the Compensation Committee is to set the compensation of our Chairman and Chief Executive Officer and to set the compensation of other executive officers based upon the recommendation of our Chief Executive Officer. The Compensation Committee also is responsible for administering the United Parcel Service, Inc. Incentive Compensation Plan. In 2000, the Compensation Committee held two meetings.

        Salary Committee.    Bob Clanin, Mike Eskew, Jim Kelly and Lea Soupata served as members of the Salary Committee throughout 2000. Bob Clanin resigned from the Salary Committee effective January 5, 2001. The Salary Committee determines the compensation for all management employees other than executive officers. In 2000, the Salary Committee held twelve meetings.

        Nominating and Corporate Governance Committee.    Oz Nelson and Bob Teeter served as members of the Nominating and Corporate Governance Committee throughout 2000. Gary MacDougal joined the Nominating and Corporate Governance Committee in February 2000. The Nominating and Corporate Governance Committee assists the board of directors in identifying, screening and recommending qualified candidates to serve as directors and in maintaining oversight of the board of directors’ operations and effectiveness.

        The Nominating and Corporate Governance Committee will consider nominees proposed by shareowners. Any shareowner who wishes to recommend a prospective nominee for the board of directors for the Nominating and Corporate Governance Committee’s consideration may do so by submitting the candidate’s name and qualifications in writing to the following address: United Parcel Service, Inc., 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, Attn: Secretary. In 2000, the Nominating and Corporate Governance Committee held two meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table describes the beneficial ownership of our common stock, as of February 1, 2001, by each of our directors, our Chief Executive Officer, each of our other four highest paid executive officers during 2000, all of our directors and executive officers as a group and each person or entity that, to our knowledge, beneficially owned more than five percent of the outstanding shares of either our class A common stock or class B common stock.

Name	Number of Shares Directly Owned(1)		Options Exercisable within 60 Days(2)	Additional Shares in which the Beneficial Owner Has or Participates in the Voting or Investment Power(3)		Total Shares Beneficially Owned(4)	Percent of Outstanding Shares(5)
	Class A Shares	Class B Shares
William H. Brown, III(6)	83,046	0	1,946	0		84,992	*
Robert J. Clanin(7)	242,176	132,743	27,366	36,376,813	(9)(10)	36,779,098	3.25
Calvin Darden (8)	177,740	0	16,218	0		193,958	*
Michael L. Eskew	227,163	0	13,886	36,376,813	(9)(10)	36,617,862	3.24
James P. Kelly	407,099	1	44,596	36,376,813	(9)(10)	36,828,509	3.26
Ann M. Livermore	14,458	0	0	0		14,458	*
Gary E. MacDougal(6)	53,735	0	1,946	34,893,271	(9)	34,948,952	3.09
Joseph R. Moderow	302,496	0	30,406	38,912,480	(9)(11)	39,245,382	3.47
Kent C. Nelson	420,041	0	62,838	38,912,480	(9)(11)	39,395,359	3.48
Victor A. Pelson(6)	25,383	1,321	1,946	0		28,650	*
Charles L. Schaffer(7)	348,853	0	30,406	0		379,259	*
Lea N. Soupata	203,216	0	16,218	40,396,022	(9)(10)(11)	40,615,456	3.59
Robert M. Teeter(6)	67,016	0	1,946	0		68,962	*
John W. Thompson	0	1,000	0	0		1,000	*
Thomas H. Weidemeyer	325,511	0	23,312	1,483,542	(10)	1,832,365	*
Shares held by all directors and executive officers as a group (22 persons)	4,172,211	152,216	365,196	40,396,022	(12)	45,085,645	3.99
Capital Research and Management Company(13)	—	—	—	10,625,530		10,625,530	*

*	Less than 1%.
(1)
Includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Also includes shares held by immediate family members as follows: Clanin — 152,076; Darden — 1,455; Eskew — 41,800; Kelly — 55,624; MacDougal — 1,821; Moderow — 41,481; Nelson — 27,945; Schaffer — 38,696; Weidemeyer — 9,428; all directors and officers as a group — 503,275. Each named individual disclaims all beneficial ownership of such shares. Excludes shares that may be acquired through stock option exercises.

(2)	Represents class A shares that may be acquired through stock option exercises through April 2, 2001.
(3)
All shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 9 through 11 to this table.

(4)
Calculated based on the number of outstanding class A and class B shares as of February 1, 2001, plus the number of shares that may be acquired by the named individual upon the exercise of outstanding stock options through April 2, 2001.

(5)
Based on an aggregate of 1,130,678,431 shares of class A and class B common stock issued and outstanding as of February 1, 2001. Assumes that all options exercisable through April 2, 2001 owned by the person are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(6)
To satisfy the obligations accrued under a previous retirement plan, our board of directors allocated to Bill Brown, Gary MacDougal, Vic Pelson and Bob Teeter dollar amounts that appreciate or depreciate in tandem with the changes in the share price of our common stock, inclusive of dividends. At the time each director ceases to serve on our board, the then-current value of the account will be payable to him, or his designated beneficiary, either in cash or shares of our class A common stock. The value of these accounts at December 31, 2000 was as follows: Brown — $1,388,216; MacDougal — $1,388,216; Pelson — $694,108; and Teeter — $694,108.

(7)	Bob Clanin and Chuck Schaffer retired as directors and executive officers effective January 5, 2001.
(8)	Calvin Darden was elected as a director by our board effective February 15, 2001.
(9)
Includes 34,893,271 class A shares owned by the Annie E. Casey Foundation, Inc., of which Bob Clanin, Mike Eskew, Jim Kelly, Gary MacDougal, Joe Moderow, Oz Nelson, Lea Soupata, and other non-UPS persons constitute the corporate Board of Trustees.

(10)
Includes 1,483,542 class A shares held by the UPS Foundation, Inc., a UPS-sponsored charitable foundation of which Bob Clanin, Mike Eskew, Jim Kelly, Lea Soupata, Tom Weidemeyer and an executive officer not listed above are trustees.

(11)	Includes 4,019,209 class A shares held by various trusts of which Joe Moderow, Oz Nelson and Lea Soupata are co-fiduciaries.
(12)
Includes shares held by the foundations, employee benefit plans and trusts of which directors and executive officers listed are trustees or fiduciaries. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(13)
The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. Capital Research has sole dispositive power with respect to 10,625,530 shares of class B common stock, which constitute 6.5% of the class B common stock. This information is based on a Schedule 13G that was filed with the SEC on February 13, 2001.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

        The following table shows the cash compensation paid or to be paid by us or any of our subsidiaries, and other compensation paid or accrued, during the last three fiscal years to our Chief Executive Officer and our other four highest paid executive officers who were serving as executive officers at the end of 2000. We refer to these four executive officers (Bob Clanin, Mike Eskew, Joe Moderow and Chuck Schaffer) as our “named executive officers.”

				Long Term Compensation Awards
Name and Principal Position	Year	Annual Compensation		Securities Underlying Stock Options	All Other Compensation(2)
		Salary	Bonus(1)
James P. Kelly	2000	$963,000	$569,400	0	$52,053
Chairman of the Board and	1999	$882,000	$614,806	159,517	$ 25,348
Chief Executive Officer	1998	$771,500	$319,277	100,936	$ 4,800

Robert J. Clanin(3)	2000	$531,500	$313,900	0	$ 19,197
Senior Vice President, Treasurer and	1999	$494,000	$342,448	69,012	$ 17,322
Chief Financial Officer	1998	$450,500	$194,620	58,168	$ 4,800

Michael L. Eskew	2000	$515,500	$328,500	0	$ 15,348
Vice Chairman and	1999	$379,000	$290,479	51,722	$ 6,270
Executive Vice President	1998	$313,000	$136,737	39,348	$ 4,800

Joseph R. Moderow	2000	$496,000	$292,000	0	$ 23,031
Senior Vice President, Secretary and	1999	$471,000	$325,285	66,645	$ 18,720
Legal & Public Affairs Group Manager	1998	$442,000	$189,360	58,168	$ 4,800

Charles L. Schaffer(3)	2000	$592,000	$350,400	0	$ 43,663
Senior Vice President and	1999	$542,000	$376,638	75,022	$ 21,337
Chief Operating Officer	1998	$492,000	$210,400	59,878	$ 4,800

(1)
Reflects the value of awards accrued under the United Parcel Service, Inc. Incentive Compensation Plan for 2000 and UPS Managers Incentive Plan for 1999 and 1998, based upon the prices of our class B common stock on the dates the awards were granted.

(2)
Includes $4,800 for 1998 and 1999, and $5,100 for 2000, which reflects the value of class A common stock contributed by us to the accounts of the named individuals pursuant to the UPS SavingsPLUS plan. The additional amounts for 1999 and 2000 relate to income imputed based on life insurance premiums paid by us on behalf of these executive officers pursuant to a distribution election option under the UPS Excess Coordinating Benefit Plan.

(3)	Bob Clanin and Chuck Schaffer retired as directors and executive officers effective January 5, 2001.

Stock Option Grants

        We did not grant any options to our Chief Executive Officer or named executive officers during 2000.

Stock Option Exercises and Holdings

        The following table sets forth information about stock option exercises during 2000 by our Chief Executive Officer and our named executive officers and the value of these officers’ unexercised options as of December 31, 2000:

Name	Class A Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2000(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2000(2) Exercisable/Unexcisable
James P. Kelly	43,794	$2,260,865	0/348,291	$0/$12,696,185
Robert J. Clanin	20,744	$1,070,909	0/182,148	$0/$ 6,894,020
Michael L. Eskew	13,484	$ 696,112	0/122,438	$0/$ 4,481,288
Joseph R. Moderow	31,692	$1,636,100	0/184,661	$0/$ 7,055,504
Charles L. Schaffer	30,540	$1,576,628	0/195,208	$0/$ 7,367,869

(1)	Represents shares of class A common stock subject to options granted under the UPS 1996 Stock Option Plan and the United Parcel Service, Inc. Incentive Compensation Plan.
(2)
This number is calculated by subtracting the option exercise price from the closing price of our class B common stock on December 29, 2000 ($58.81) to get the “average value per option,” and multiplying the average value per option by the number of unexercisable options. The amounts in this column may not represent amounts that actually can be realized.

Retirement Plans

        The following table shows the estimated annual retirement benefit payable on a single-life-only annuity basis to participating employees, including our Chief Executive Officer and our named executive officers, under the UPS Retirement Plan and UPS Excess Coordinating Benefit Plan upon retirement, assumed to occur at age 65. Participating employees also are entitled to receive $17,196 per year, the maximum currently payable in primary Social Security benefits.

	Estimated Annual Benefits Payable Upon Retirement for Years of Service Indicated
Average Final Earnings	15 Years	20 Years	25 Years	30 Years	35 Years
$ 200,000	$ 45,701	$ 60,929	$ 76,174	$ 91,402	$106,648
$ 250,000	$ 58,201	$ 77,594	$ 97,009	$116,402	$135,818
$ 300,000	$ 70,701	$ 94,259	$117,844	$141,402	$164,988
$ 350,000	$ 83,201	$110,924	$138,679	$166,402	$194,158
$ 400,000	$ 95,701	$127,589	$159,514	$191,402	$223,328
$ 450,000	$108,201	$144,254	$180,349	$216,402	$252,498
$ 500,000	$120,701	$160,919	$201,184	$241,402	$281,668
$ 600,000	$145,701	$194,249	$242,854	$291,402	$340,008
$ 700,000	$170,701	$227,579	$284,524	$341,402	$398,348
$ 800,000	$195,701	$260,909	$326,194	$391,402	$456,688
$ 900,000	$220,701	$294,239	$367,864	$441,402	$515,028
$1,000,000	$245,701	$327,569	$409,534	$491,402	$573,270
$1,100,000	$270,701	$360,899	$451,204	$541,402	$631,600
$1,200,000	$295,701	$394,229	$492,834	$591,402	$689,930

        Amounts exceeding $120,000, which amount is adjusted from time to time by the Internal Revenue Service, would be paid pursuant to the UPS Excess Coordinating Benefit Plan. Under this plan, participants may choose to receive the benefit in the form of a life annuity, cash lump sum or life insurance with a cash value up to 100% of the present value of the benefit. Beginning in 1994, no more than $150,000, which amount is adjusted from time to time by the Internal Revenue Service, of cash compensation could be taken into account in calculating benefits payable under the UPS Retirement Plan. Participants who elect forms of payment with survivor options will receive lesser amounts than those shown in this table.

        The compensation upon which the benefits are summarized in the table above includes salary and bonuses awarded under the UPS Managers Incentive Plan and the United Parcel Service, Inc. Incentive Compensation Plan. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

        As of December 31, 2000, estimated or actual credited years of service under the plans to our Chief Executive Officer and our named executive officers was as follows: Kelly — 36, Clanin — 30, Eskew — 29, Moderow — 30 and Schaffer — 31.

        The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction, or no reduction, in the amount of their monthly benefits. Prior to January 1, 2001, the plans limited credit years of service to 35.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the board of directors has responsibility for determining the salary of the Chief Executive Officer, and for approving the salaries of all other executive officers after the Chief Executive Officer’s recommendation. The Committee also determines the eligibility and levels of participation of executive officers under the United Parcel Service, Inc. Incentive Compensation Plan. The compensation department of the Human Resources group and independent compensation consultants assist the Committee.

        One of the most important compensation policies is the historical focus on the “manager-owner” concept, which has played a central role in UPS’s success. Throughout its history, UPS has been owned by its employees and managed by its owners. To achieve this objective, compensation plans such as the UPS Managers Incentive Plan, the UPS 1996 Stock Option Plan, UPS SavingsPLUS and the United Parcel Service, Inc. Incentive Compensation Plan have facilitated stock ownership by management employees.

        UPS has a long-standing policy of promotion from within, wherever possible, which has significantly reduced, relative to other companies, the need to externally hire managers and executive officers. To a high degree, employees who have spent virtually their entire careers with UPS comprise the overall management organization.

        These policies have influenced strongly executive compensation. The Chief Executive Officer and named executive officers are long-term employees, each with more than 25 years of service. Because plans are designed to foster stock ownership by managers, each named executive officer has accumulated a meaningful number of shares of UPS common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and the executive officers have strong incentives to provide for our effective management. In the case of the Chief Executive Officer and each of the named executive officers, annual appreciation derived from stock ownership, dividends and from awards under the UPS Managers Incentive Plan, the UPS 1996 Stock Option Plan and the United Parcel Service, Inc. Incentive Compensation Plan exceeds direct cash compensation. Of the forms of compensation in use, the awards formerly granted under the UPS Managers Incentive Plan, and now granted under the United Parcel Service, Inc. Incentive Compensation Plan, are most directly keyed to corporate performance because the aggregate amount available for distribution is based on profits.

        With respect to cash compensation, the Committee reviews data received directly from consultants concerning compensation for comparable positions at companies having similar revenues, irrespective of the financial performance of those companies. The 2000 salary of each executive officer, including that of the Chief Executive Officer, generally was less than median compensation levels at similarly sized companies. The companies used for executive compensation comparisons are not limited to the companies that comprise the S&P 500 Index and the Dow Jones Transport Average used in the shareowner return performance graph contained in our proxy statement.

        To determine the appropriate Chief Executive Officer compensation and approve the appropriate compensation of each executive officer, the Committee exercises its judgment based on considerations including overall responsibilities and the importance of these responsibilities to UPS’s success, experience and ability, past short-term and long-term job performance and salary history. A significant factor in determining annual salary increases is the Committee’s strong desire to keep the compensation levels of executive officers equitable in comparison with the compensation of other executives with similar responsibilities at comparable companies and when compared to the compensation of other UPS management positions. The Committee places a strong emphasis on teamwork, so annual base salaries are not solely dependent on objective, corporate performance standards for any executive officer.

        The Committee recommended and the Board approved a base salary increase for Jim Kelly that reflected Jim’s strategic vision and leadership, UPS’s business and operational results, and Jim’s ability to position UPS as the premier enabler of global commerce. The Committee did not assign particular weights to these factors.

        Stock bonus awards under the United Parcel Service, Inc. Incentive Compensation Plan are determined by a formula that takes into consideration profits, monthly salary, the number of participants and the level of participation. The level of participation for the Chief Executive Officer and executive officers is the same as for approximately 10,000 participating employees at or above the center manager level.

        Options granted under the United Parcel Service, Inc. Incentive Compensation Plan are long-term options intended to promote continuity of employment and to provide an additional opportunity for stock ownership. Generally, eligible employees include division managers, district department managers and others having equivalent or greater responsibilities. The number of options granted is based on salary and level of participation.

        Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Committee has not adopted a policy that all compensation be deductible under Section 162(m) in order to preserve the Committee’s flexibility to compensate executive officers.

The Compensation Committee
Victor A. Pelson, Chairman
Ann M. Livermore
Robert M. Teeter

Compensation of Directors

        In 2000, directors who were not our employees received an annual director’s fee of $55,000. Members of our Audit, Compensation and Nominating and Corporate Governance Committees who were not our employees received an additional annual fee of $2,500 for each committee on which they served, and committee chairmen received an additional annual fee of $4,000.

        We established a retirement plan in February 1991, that provided retirement and disability benefits for directors who were neither employees nor former employees. Effective January 1, 1997, our board discontinued this plan and, instead, increased the options that non-employee directors were eligible to receive under the UPS 1996 Stock Option Plan. At the discretion of our board of directors, non-employee directors may now receive grants of options under the United Parcel Service, Inc. Incentive Compensation Plan. To satisfy the obligations previously accrued under the retirement plan, our board allocated to each non-employee director dollar amounts that appreciate or depreciate in tandem with the changes in the share price of our common stock, inclusive of dividends. At the time each director ceases to serve on our board, the then-current value of the account will be payable to him or her, or his or her designated beneficiary, either in cash or shares of our class A common stock. The value of these accounts at December 31, 2000 was as follows: Brown — $1,388,216; MacDougal — $1,388,216; Pelson — $694,108; and Teeter — $694,108.

        Options were granted to our non-employee directors in both March 1999 and November 1999. We did not grant options to non-employee directors in 2000. Beginning in 2001, options to non-employee directors generally will be granted only in the first quarter of each year at the discretion of the board.

        Non-employee directors also have the option of deferring some or all of the fees and/or retainer payable in connection with their services on our board into the UPS Deferred Compensation Plan for Non-Employee Directors. Deferred amounts are invested in mutual funds selected by each non-employee director. At the time a participating non-employee director ceases to be a director, the total value of the non-employee director’s account will be payable to him or her, or his or her designated beneficiary, in 40 quarterly installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors were members of the Compensation Committee of our board of directors during all or part of 2000: Vic Pelson, Gary MacDougal, Ann Livermore and Bob Teeter. None of these directors are employees or former employees. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his or her position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

        UPS’s Audit Committee is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent auditors, the scope and results of their audit engagement. In connection with the fiscal 2000 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2000,

•	discussed with Deloitte the matters required by Statement of Accounting Standards No. 61, as amended, and

•	received from and discussed with Deloitte the communications from Deloitte required by Independence Standards Board Standard No. 1 regarding their independence.

        Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

        The Audit Committee has adopted a charter, a copy of which is attached to the proxy statement as Appendix A. The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B) (2) (a) and (3) of the New York Stock Exchange listing standards.

The Audit Committee
William H. Brown, III, Chairman
Ann M. Livermore
John W. Thompson

SHAREOWNER RETURN PERFORMANCE GRAPH

        The following graph shows a five-year comparison, prepared in accordance with the rules of the SEC, of cumulative total shareowners’ returns for our common stock, the S&P 500 Index and the Dow Jones Transport Average. The comparison of the total cumulative return on investment, which is the change in the quarterly stock price plus reinvested dividends for each of the quarterly periods, assumes that $100 was invested on December 31, 1995 in (1) the S&P 500 Index; (2) the Dow Jones Transport Average; and (3) the common stock of United Parcel Service of America, Inc., each share of which was converted into two shares of class A common stock of United Parcel Service, Inc. in November 1999. Although there is no public market for our class A common stock, after the expiration of certain restricted periods, it is convertible on a one-for-one basis into our class B common stock, which trades on the New York Stock Exchange under the symbol “UPS.” The graph below assumes that our class A shares and class B shares have the same value.

Comparison of Five-Year Cumulative Total Return

$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$494.84
$231.79
$154.85
12/31/95
12/31/96
12/31/97
12/31/98
12/31/99
12/31/00
SP 500
UPS
DJ Trans

CERTAIN BUSINESS RELATIONSHIPS

        William H. Brown, III, a member of our board of directors, serves as senior counsel to Schnader Harrison Segal & Lewis LLP, a law firm that provides legal services to us from time to time.

        Some of our executive officers are trustees of the UPS Retirement Plan. The UPS Retirement Plan, through wholly owned subsidiaries, owns real property that is leased to our subsidiaries for operating purposes at rental rates determined by independent firms of real estate appraisers. The rental fees charged to our subsidiaries for the leased real estate during 2000 by this plan were $199,522 in the aggregate.

COMMON RELATIONSHIPS WITH OVERSEAS PARTNERS LTD.

        We have had significant relationships with Overseas Partners Ltd., or OPL, a Bermuda-based company that is engaged in reinsurance and other businesses. OPL was incorporated under Bermuda law in June 1983 as our wholly owned subsidiary. OPL was spun-off to UPS’s shareowners as a taxable dividend and, as of January 1, 1984, was no longer a subsidiary. As of March 1, 2001, we did not own any shares of OPL common stock. At least a majority of the owners of our class A common stock are shareowners of OPL, and a majority of the directors and officers of OPL are our current or former employees.

        One of our named executive officers, and two of our other executive officers, are directors of OPL. In determining which leasing or other arrangements to enter into with us, they consider the impact of business decisions on each of the two companies. Although they consider prevailing market conditions in making these decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. Until October 1, 1999, OPL also served as a reinsurer of excess value insurance on packages that we carried. Further information relating to these leasing transactions is provided below.

        We do not have any formal conflict of interest resolution procedures. Nevertheless, in connection with major transactions in which we and OPL have been involved, primarily leasing transactions, we generally obtained fairness or valuation opinions from one or more leading investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

        OPL’s business includes leasing real property to our subsidiaries through Overseas Partners Capital Corporation, or OPCC. OPCC is a wholly owned subsidiary of OPL, and OPL has guaranteed OPCC’s performance of the leasing arrangements described below. In December 1989, OPCC acquired from us our Ramapo Ridge Facility. Beginning in July 1990, we leased this facility for an initial term ending in 2019. We use this facility as a data processing, telecommunications and operations center. Lease payments on this facility have fixed and variable components. The fixed component provides for aggregate lease payments of approximately $216 million over the initial term of the lease. The variable component is based on the number of customer accounts we maintain.

        OPCC has irrevocably assigned the right to receive the fixed component of rentals on the facility lease to its subsidiary, OPL Funding Corp., a Delaware corporation. OPL Funding pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. Our obligation to pay the fixed rentals to OPL Funding is absolute and unconditional during the initial term of the lease and continues after an early lease termination unless we pay to OPL Funding an amount sufficient to defease the remaining interest payments on the bonds. In the event that OPCC fails to pay certain income taxes, we are obligated to pay additional rentals to provide for such taxes. OPCC is required to reimburse us the amount of any such termination or tax payments.

        At the conclusion of this lease, we may purchase the Ramapo Ridge Facility at fair market value. We have an option to purchase the land on which the facility is located, but not the buildings, from OPCC in 2050 for approximately $63.7 million, subject to certain adjustments for increases in the fair market value of the land. In 2000, OPCC and its subsidiary, OPL Funding, received rental payments of approximately $18.5 million in the aggregate from us pursuant to the lease described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, our directors and executive officers complied during 2000 with all applicable Section 16(a) filing requirements, except that, due to our own error, Gary MacDougal’s report on Form 4 for May 2000 was filed late.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

        Our board of directors has appointed Deloitte & Touche LLP, independent auditors, to audit our consolidated financial statements for the year ending December 31, 2001 and to prepare a report on this audit. A representative of Deloitte will be present at the annual meeting of shareowners, have the opportunity to make a statement and be available to respond to appropriate questions by shareowners.

Vote Required

        Ratification of Deloitte as independent auditors requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against ratification, while broker non-votes will be disregarded and will have no effect on the outcome of the vote.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Audit Fees

        The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for professional services rendered for the audit of UPS’s annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in UPS’s quarterly reports on Form 10-Q for the same fiscal year were $987,668.

Financial Information Systems Design and Implementation Fees

        There were no fees billed by Deloitte or any of its affiliates for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

        The aggregate fees billed by Deloitte or any of its affiliates for services rendered to UPS, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2000 were $3,724,369.

        The audit committee has considered whether the provision of non-audit services by Deloitte is compatible with maintaining the independent auditor’s independence.

APPROVAL OF DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN
(Proposal No. 3)

        Our board of directors has adopted, subject to shareowner approval, the Discounted Employee Stock Purchase Plan, which is designed to encourage ownership of our class A common stock by our employees to encourage their interest in our success and provide incentives for them to remain with us. The plan is being presented to shareowners for their approval for the purpose of qualifying it as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986.

Vote Required

        Approval of the plan requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against approval, while broker non-votes will be disregarded and will have no effect on the outcome of the vote.

The board of directors recommends that shareowners vote FOR the approval of the Discounted Employee Stock Purchase Plan.

Summary of the Plan

        The following description of the plan is a summary and is not complete. This summary is qualified by reference to the form of the plan, a copy of which is attached as Appendix B. We urge you to read the form of the plan in its entirety.

        Introduction.    The purpose of the plan is to encourage ownership of our class A common stock by eligible employees of UPS and certain UPS subsidiaries of which we own at least 50% of the total combined voting power. We believe that ownership of our common stock will increase our employees’ interest in our success and will provide an additional incentive for our employees to remain with us or our participating subsidiaries. The plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

        The plan authorizes the sale of not more than 20,000,000 shares of our class A common stock. The number of shares under the plan will be adjusted by our board of directors for any change in the number of outstanding shares of class A common stock resulting from a subdivision or consolidation of shares, from the payment of dividends in the form of class A common stock or from any other increase or decrease in the number of shares of class A common stock effected without receipt of consideration by UPS.

        Administration.    The plan is administered by the Salary Committee of our board of directors. The administrator may delegate its administrative functions as it deems appropriate under the circumstances.

        Eligibility and Participation.    To be eligible to participate in the plan, an employee must:

•	have been employed by us, or by a participating subsidiary, continuously for at least 6 months;

•	not be prohibited under applicable foreign law from participating in the plan; and

•	not own 5% or more of the total combined voting power or value of all of our common stock.

        Employees may elect to participate in the plan for the purchase period (a calendar quarter) by properly completing and filing a subscription form with the administrator at any time during the calendar quarter immediately preceding the purchase period.

        Purchase of Shares.    A subscription to purchase shares of our class A common stock will be in effect until it is amended or revoked by the employee. An employee, as part of his or her election to participate in the plan, will authorize us to withhold an amount, which may not exceed $10,000 for a calendar year, of his or her base salary or regular wages paid during the purchase period. Each employee’s payroll deductions will be credited to a subscription account established for him or her by the administrator. Employees may not make any contribution under the plan except through payroll deductions.

        On the last day of the purchase period, the balance credited to an employee’s subscription account automatically will be used to purchase from us shares of class A common stock at the purchase price (as defined below), up to the maximum number of shares permitted under the plan. The maximum number of shares that may be purchased in any purchase period is determined by dividing

•	$6,250 (a figure based on limitations imposed under Section 423 of the Internal Revenue Code) by

•	the closing price of our class B common stock on the NYSE on the first day of the purchase period.

The maximum amount that can be purchased during any purchase period also may be limited by the number of authorized shares remaining for sale under the plan. If an employee’s subscription account has a cash balance remaining at the end of a purchase period for any reason, including a limitation on the number of authorized shares, this balance will be refunded to the employee in cash (without interest) after the purchase period. The shares of class A common stock to be purchased under the plan may be authorized but unissued shares, or shares that have been reacquired by us.

        Purchase Price.    The purchase price for shares of class A common stock under the plan will be the lesser of 90% of the closing price of our class B common stock on the NYSE on the first day and the last day of the purchase period.

        Subscription Amendment.    An employee may amend his or her subscription once during a purchase period to increase, reduce or stop payroll deductions. If an employee’s subscription account has a cash balance remaining when he or she stops deductions, this balance will be retained in the employee’s subscription account and used to purchase shares at the end of the then-current purchase period.

        Termination of Employment and Transferability.    If an individual’s eligibility status terminates for any reason before the last day of the purchase period, the termination will cause payroll deductions to cease immediately. If the employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be retained in the employee’s subscription account and used to purchase shares at the end of the then-current purchase period.

        No employee may assign, transfer or otherwise dispose of the balance credited to his or her subscription account, or his or her right to purchase class A common stock pursuant to the plan.

        Amendment and Termination of Plan.    The plan may be amended from time to time by our board of directors. Certain amendments may be subject to the approval of our shareowners to the extent this approval is required by Section 423 of the Internal Revenue Code, the laws of the State of Delaware or the rules of the NYSE. The board of directors may terminate the plan or any purchase period at any time. Upon the effective date of termination, all subscriptions will be void, no further payroll deductions will be made and each employee’s subscription account balance will be distributed to him or her in cash (without interest) as soon as practicable.

Federal Income Tax Consequences

        The following is only a brief summary of the current U.S. federal income tax law applicable to employees who participate in the plan and are both citizens and residents of the U.S. This summary assumes that the plan satisfies the requirements of Section 423 of the Internal Revenue Code. It is intended solely for general information. The federal income tax law and regulations are frequently amended, and individual circumstances may vary results.

        The amounts deducted from an employee’s pay to purchase shares of our class A common stock will be taxable income to the employee. These amounts must be included in gross income for federal income tax purposes in the year in which the amounts otherwise would have been paid to the employee. An employee will not be required to recognize any income for federal income tax purposes upon the purchase of shares. However, the employee will determine his or her taxable income for the year in which he or she sells or otherwise disposes of shares purchased under the plan in accordance with the following paragraphs.

        The federal income tax consequences of a sale or disposition of shares of class A common stock acquired under the plan depend in part on the length of time the shares are held by an employee. If an employee sells or otherwise disposes of shares acquired under the plan (other than any transfer resulting from death) within two years after the first day of the purchase period for the shares, the employee must recognize ordinary income in the year of the sale or disposition. The ordinary income will be recognized in an amount equal to the fair market value of the shares on the date they were purchased less the purchase price. This amount of ordinary income is recognized by the employee even if the fair market value of the shares has decreased since the date the shares were purchased. The ordinary income recognized is added to the employee’s basis in the shares. After increasing the basis by the amount of the ordinary income recognized, any gain realized on the sale or disposition in excess of the basis in the shares will be taxed as capital gain, and any loss realized will be a capital loss. Whether the capital gain or loss will be long-term or short-term will depend on how long the shares were held.

        If an employee sells or otherwise disposes of shares of class A common stock acquired under the plan after holding the shares for two years after the first day of the purchase period for the shares, or the employee dies, he or she must include as ordinary income in the year of sale (or the taxable year ending with his or her death) an amount equal to the lesser of

•	10% of the fair market value of the shares on the first day of the purchase period, or

•	the fair market value of the shares on the date he or she sells or otherwise disposes of the shares, or on the date of death, less the purchase price.

Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the employee is added to his or her basis in the shares. The basis of shares transferred as a result of the death of an employee will not be increased as a result of the ordinary income recognized by the deceased employee. After increasing the basis in the shares by the ordinary income recognized, any gain realized on the sale or disposition in excess of the employee’s basis will be taxed as a long-term capital gain. Any loss realized will be treated as a long-term capital loss.

        We do not receive any income tax deduction as a result of issuing shares pursuant to the plan, except upon a sale or disposition of shares by an employee prior to the expiration of the two year holding period. In this event, we, or a participating subsidiary, generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee with respect to the sale or disposition of the shares.

SOLICITATION OF PROXIES

        We will pay our costs of soliciting proxies. Directors, officers and other employees may solicit proxies by mail, in person or by telecommunication. We have engaged Automatic Data Processing to assist us in the proxy solicitation process and will pay that firm approximately $15,000 for its services. We will not pay any additional compensation, except reimbursement for actual expenses, for this solicitation. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to the proxy materials from, beneficial owners.

HOUSEHOLDING

        We have adopted a new procedure approved by the SEC called “householding.” Under this procedure, multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

        If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by completing and returning to UPS the “opt out” card that was mailed to you in January 2001 or by notifying us in writing or by telephone at: UPS Investor Services, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30308, (404) 828-6059. You may opt-out of householding at any time prior to thirty days before the mailing of proxy materials in March of each year.

        If you share an address with another shareowner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER BUSINESS

        Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, or should any director nominee be unable to serve or for good cause refuse to serve, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

        Under our bylaws and SEC regulations, any shareowner proposals or director nominations for the 2002 annual meeting of shareowners must be received by our Secretary not later than November 26, 2001, and proxies may not exercise their discretionary voting authority with respect to shareowner proposals that were timely received.

        A copy of our 2000 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Secretary, United Parcel Service, Inc., 55 Glenlake Parkway, NE, Atlanta, Georgia 30328.

APPENDIX A

AUDIT COMMITTEE CHARTER

        1.    Members.    The Board of Directors appoints an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and designates one member as chairperson. “Independent” means a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board of Directors.

        Each member of the Company’s Audit Committee must be financially literate and at least one member of the Audit Committee will have accounting or related financial management expertise, both as determined in the Board of Directors’ judgment.

        2.    Purposes, Duties, and Responsibilities.    The Audit Committee represents the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for oversight of internal controls, accounting and audit activities and legal compliance of the Company and its subsidiaries. Specifically, the Audit Committee will:

(a)
Recommend to the Board of Directors the appointment, retention or discharge of the independent public accountants as auditors of the Company and to perform the annual audit, which accountants shall be ultimately accountable to the Board of Directors through the Audit Committee.

(b)
Review with the independent accountants the scope of the audit and the results of the annual audit examination by the independent accountants and any reports of the independent accountants with respect to reviews of interim financial statements.

(c)
Review information, including written statements from the independent accountants, concerning any relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors and assess the independence of the outside auditor as set forth in Independence Standards Board Standard No. 1.

(d)
Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including a discussion with the auditors of their judgments as to the quality of the Company’s accounting principles.

(e)
Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each Form 10-Q or as soon thereafter as possible. The Audit Committee Chair may perform this function on behalf of the Audit Committee.

(f)	Review the annual program for the Company’s internal audits and review audit reports submitted by the internal auditing staff.

(g)	Periodically review the adequacy of the Company’s internal controls.

(h)
Review changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports, and make comments on the foregoing to the Board of Directors.

(i)	Oversee the Company’s Business Conduct and Compliance Program.

(j)	Review the adequacy of the Audit Committee Charter on an annual basis.

(k)	Make reports and recommendations to the Board of Directors within the scope of its functions.

        3.    Meetings.    The Audit Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Audit Committee determines. As it deems appropriate, but not less than once each year, the Audit Committee will meet in private session with the independent accountants and with the Internal Audit Manager. The majority of the members of the Audit Committee constitutes a quorum.

APPENDIX B
FORM OF

UNITED PARCEL SERVICE, INC.

DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN

§ 1.     Purpose.

        The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of United Parcel Service, Inc. (“UPS”) and each other Participating Employer in the belief that such ownership will increase his or her interest in the success of UPS and will provide an additional incentive for him or her to remain in the employ of UPS or such Participating Employer. UPS intends that this Plan constitute an “employee stock purchase plan” within the meaning of Code § 423 and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

§ 2.     Effective Date.

        This Plan shall be effective as of July 1, 2001.

§ 3.     Definitions.

        The following terms shall have the meanings set forth below whenever the initial letters of such term are capitalized:

        3.1 Administrator means the Salary Committee of the Board.

        3.2 Board means the Board of Directors of UPS.

        3.3 Code means the Internal Revenue Code of 1986, as amended.

        3.4 Eligible Employee means each person classified on the payroll of a Participating Employer as an employee except:

(a) an employee who has been employed less than 6 months (within the meaning of Code § 423(b)(4)(A)) by UPS or a Participating Employer, and

(b) an employee prohibited under applicable foreign or commonwealth law from participating in this Plan.

        3.5 Offering Period means the calendar quarter (or such other period as may be set by the Administrator) that comes before the immediately following Purchase Period.

        3.6 Option Price means for each Purchase Period the lesser of 90% of the Stock Sales Price on the first day of such Purchase Period or 90% of the Stock Sales Price on the last day of such Purchase Period.

        3.7 Participating Employer means (a) UPS and (b) any Subsidiary that has been designated as eligible to participate in this Plan by the Administrator.

        3.8 Plan means this United Parcel Service, Inc. Discounted Employee Stock Purchase Plan, as amended from time to time.

        3.9 Purchase Date means for each Purchase Period the last day of such Purchase Period.

        3.10 Purchase Period means each calendar quarter during the term of this Plan.

        3.11 Recordkeeper means the entity selected by the Administrator to provide administrative services under this Plan.

        3.12  Share Account means the separate bookkeeping account established and maintained by the Recordkeeper for each Eligible Employee who purchases Stock under this Plan to record, at a minimum, the number of shares of Stock purchased by such Eligible Employee pursuant to this Plan.

        3.13  Share Limit means for each Purchase Period a number of shares of Stock determined by the Administrator by dividing $6,250 by the Stock Sales Price on the first day of such Purchase Period.

        3.14  Stock means the Class A common stock of UPS.

        3.15  Stock Sales Price means the 4 p.m. New York Stock Exchange closing price of a share of Class B common stock on the Purchase Date; provided, if no such price is so reported for such day, the closing price on such day shall be deemed to be the closing price of a share of Class B common stock that was so reported on the immediately preceding business day and, if no such price is so reported for such preceding business day, the price of a share of Class B common stock of UPS as determined in good faith by the Administrator.

        3.16  Subscription means an election by an Eligible Employee to purchase shares of Stock under this Plan, including the authorization to make the corresponding payroll deductions.

        3.17  Subscription Account means the separate bookkeeping account that shall be established and maintained by the Recordkeeper for each Eligible Employee to record the dollar amount of payroll deductions to be applied to the purchase Stock under this Plan.

        3.18  Subsidiary means each corporation that is in an unbroken chain of corporations beginning with UPS in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        3.19  UPS means United Parcel Service, Inc., a corporation incorporated under the laws of the State of Delaware, and any successor to United Parcel Service, Inc.

§ 4.     Stock Available for Purchase Under this Plan.

        There shall be 20,000,000 shares of Stock available under this Plan (subject to adjustment pursuant to § 13), which shares of Stock may be reserved to the extent that the Administrator deems appropriate from authorized but unissued shares of Stock or from shares of Stock that have been reacquired by UPS. Such shares of Stock shall be available for purchase from UPS upon the exercise of options granted under § 9, and any shares of Stock that are subject to options granted during a Purchase Period but that are not purchased on the Purchase Date for such Purchase Period shall again become available under this Plan.

§ 5.     Administration.

        (a)  Generally.    The Administrator shall be responsible for the administration of this Plan and shall have the absolute power and discretion to interpret this Plan and to take such other action in connection with the administration of this Plan as it deems necessary or equitable under the circumstances. The Administrator may rely on an opinion of counsel in making any decisions or determinations required in administering the Plan. The Administrator shall have the power to delegate to the Recordkeeper, or to any other person or entity, the duty to perform such administrative functions as it deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under this Plan shall be final and binding on each Eligible Employee and on each other person who makes a claim under this Plan.

        (b)  Deadlines.    The Administrator shall establish and communicate to Eligible Employees the deadlines for making elections under this Plan. The Administrator shall have the right to change such deadlines from time to time.

        (c)  Forms and Procedures.    The Administrator shall develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan.

        (d)  Communications.    All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.

        (e)  Corrections.    In the event that payroll deductions are made or shares of Stock are purchased in error, the Administrator shall take such action as the Administrator in its absolute discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.

§ 6.     Term of Plan.

        UPS expects to continue this Plan for an indefinite period, subject to continued availability of shares of Stock for use under this Plan as described in § 4. However, UPS reserves the right to terminate this Plan at any time in accordance with § 16.

§ 7.     Participation.

        Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to participate in this Plan for the immediately following Purchase Period if

        (a)  he or she properly completes and files a Subscription with the Administrator on or before the last day of such Offering Period, and

        (b)  he or she is employed continuously as an Eligible Employee throughout the Offering Period and on the first day of the immediately following Purchase Period.

        Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between UPS and any other Participating Employer or between one Participating Employer and another Participating Employer. A Subscription for purchase through payroll deduction shall remain in effect and amounts shall continue to be deducted until such Subscription is amended or until the Eligible Employee’s status as an Eligible Employee terminates. Such a continuing Subscription shall be deemed a new Subscription for each subsequent Purchase Period. An Eligible Employee may not assign or transfer a Subscription and upon any attempt to do so, the Administrator may distribute the balance credited to the Eligible Employee’s Subscription Account in cash (without interest) as soon as practicable thereafter. In such case, no further payroll deductions will be made on the Eligible Employee’s behalf for the remainder of the Purchase Period, and the Eligible Employee’s Subscription Account will be closed and will remain closed until such time as the Eligible Employee submits a new Subscription.

        No Subscription for the purchase of shares of Stock shall become binding upon UPS until it has been accepted by the Administrator. Only the Administrator or the Recordkeeper is authorized to accept Subscriptions and the actions of any person other than the Administrator (subject to the Administrator’s right to delegate pursuant to § 5(a)) or the Recordkeeper shall be of no effect. The Administrator shall have the right, in its sole discretion, to reject any Subscription that (x) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator or (y) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a Subscription for one or more Purchase Periods shall not affect the ability or right of the Administrator to accept or reject a Subscription for any subsequent Purchase Period.

        In any event, all Eligible Employees shall have the same rights and privileges under this Plan to the extent required to satisfy the requirements of Code § 423(b)(5).

§ 8.     Payroll Deductions.

        (a)  Subscription Amounts.    Each Eligible Employee’s Subscription shall specify the amount that he or she authorizes his or her Participating Employer to deduct from his or her cash compensation attributable to base salary or regular hourly wages otherwise due him or her from such Participating Employer each pay period during the Purchase Period to credit to the Eligible Employee’s Subscription Account for the purchase of Stock pursuant to the option granted under § 9. The amount so specified shall be an amount expressed in dollars, which may not exceed $10,000 for a calendar year. An Eligible Employee’s “pay period” shall be determined in accordance with his or her Participating Employer’s standard payroll policies and practices.

        (b)  Subscription Account Credits.    All payroll deductions received on behalf of an Eligible Employee shall be credited to his or her Subscription Account.

        (c)  General Creditor.    All amounts credited to a Subscription Account shall be held by UPS, by UPS’s agent or by one, or more than one, other Participating Employer (as determined by the Administrator) as part of the general assets of UPS or any such Participating Employer, and each Eligible Employee’s rights to the amounts credited to his or her Subscription Account shall be those of a general and unsecured creditor.

        (d)  Amended Subscription.    An Eligible Employee shall have the right once during any Purchase Period to increase, reduce or cease the payroll deductions that he or she previously had authorized, and such increase, reduction or cessation shall be effective as soon as practicable after the Administrator actually receives an amended Subscription to such effect.

        (e)  Termination of Eligible Employee Status.    If an individual’s status as an Eligible Employee terminates on or before the Purchase Date for a Purchase Period for any reason whatsoever, so that he or she is not an Eligible Employee, his or her payroll deductions shall cease and the balance credited to his or her Subscription Account shall be used for the purchase of shares of Stock on the Purchase Date pursuant to the option granted under § 9.

        (f)  No Cash Payments.    An Eligible Employee may not make any contribution to his or her Subscription Account except through payroll deductions made in accordance with this § 8 unless the Eligible Employee is prohibited under applicable foreign or commonwealth law (as determined by the Administrator) from participating in this Plan via payroll deduction. If an Eligible Employee is so prohibited, and the Administrator approves the making of contributions in a form other than through payroll deductions, the Eligible Employee’s Subscription under § 8(a) shall specify a dollar amount that he or she shall pay directly to the Recordkeeper during the Purchase Period for which such Subscription is in effect to purchase shares of Stock pursuant to the option granted under § 9.

§ 9.     Granting of Option.

        (a)  General Rule.    Subject to § 9(b), each Eligible Employee who has a Subscription in effect for a Purchase Period automatically shall be granted an option as of the first day of such Purchase Period to purchase the number of shares of Stock equal to the Share Limit.

        (b)  Statutory Limitations.    No option granted to any Eligible Employee under § 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code § 423) or any other shares of stock of UPS and any of its subsidiaries (within the meaning of Code § 424(f)) under any other employee stock purchase plans (within the meaning of Code § 423) to accrue (within the meaning of Code § 423(b)(8)) at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted. In addition, no option may be granted to any Eligible Employee under § 9(a) if he or she would own (immediately after the grant of such option) stock possessing 5% or more of the total combined voting power or value of all classes of stock of UPS based on the rules set forth in Code § 423(b)(3) and Code § 424.

§ 10.    Purchase of Stock.

        An Eligible Employee’s option shall be exercised automatically on the Purchase Date for the purchase of as many shares of Stock, up to the Share Limit, as the balance then credited to his or her Subscription Account will purchase at the Option Price for the Purchase Period. If the number of shares of Stock available for purchase under the Plan on any Purchase Date is insufficient to cover the number of shares that Eligible Employees have elected to purchase, then the number of shares for which each such Eligible Employee’s option is exercised shall be reduced proportionately based on the ratio of (1) the number of shares of Stock that would have been purchased for such Eligible Employee if sufficient shares were available to (2) the total number of shares of Stock that would have been purchased for participating Eligible Employees if sufficient shares were available.

        If an Eligible Employee has a credit balance in his or her Subscription Account remaining after his or her option has been exercised, such credit balance shall be refunded to such Eligible Employee.

        If UPS is prevented by applicable securities laws from selling Stock as of any date, no purchase shall be made on such date and Subscriptions shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of Stock have been removed or otherwise cease to exist.

§ 11.    Delivery of Stock.

        The Administrator will cause shares of Stock to be registered in book-entry form in the Eligible Employee’s name. The Recordkeeper shall record the purchase of Stock to the Eligible Employee’s Share Account. Unless or until such time as the Administrator provides an alternative method, any cash dividends and other distributions that may be paid with respect to shares of Stock purchased hereunder shall be promptly remitted to the Eligible Employee.

        The Recordkeeper shall provide periodic statements to each Eligible Employee or former Eligible Employee of the number of shares of Stock held for his or her Share Account and of the dividends paid on those shares.

        An Eligible Employee or former Eligible Employee may request the Recordkeeper deliver to the Eligible Employee or former Eligible Employee certificates representing all of the shares of Stock credited to his or her Share Account. Such certificates shall be provided at the Eligible Employee’s or former Eligible Employee’s expense. Any request for a certificate shall be treated as a request for Stock certificates for all shares of Stock credited to the Eligible Employee’s or former Eligible Employee’s Share Account.

        No Eligible Employee (or any person who makes a claim through an Eligible Employee) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been registered.

§ 12.    Transferability.

        Neither the balance credited to an Eligible Employee’s Subscription Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way, by an Eligible Employee during his or her lifetime or by any other person, and any attempt to do so shall be without effect; provided, however, upon any such action, the Administrator may distribute the balance credited to the Eligible Employee’s Subscription Account in cash (without interest) as soon as practicable thereafter. In such case, no further payroll deductions will be made on the Eligible Employee’s behalf for the remainder of the Purchase Period, and the Eligible Employee’s Subscription Account will be closed and will remain closed until such time as the Eligible Employee submits a new Subscription.

§ 13.    Adjustment.

        The number of shares of Stock available under this Plan and the number of shares of Stock covered by outstanding options during any Purchase Period and the related Option Price shall be adjusted by the Board in an equitable manner to reflect any increase or decrease in the number of issued and outstanding shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of dividends in the form of Stock (but only such a payment with respect to Stock) or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by UPS. Furthermore, the Board shall adjust (in a manner that satisfies the requirements of Code § 424(a)) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Price in the event of any corporate transaction described in Code § 424(a). An adjustment made under this § 13 by the Board shall be conclusive and binding on all affected persons.

§ 14.    Securities Registration.

        If UPS deems it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, UPS shall take such action at its own expense before the purchase of such shares of Stock pursuant to such exercise. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, UPS shall make prompt application for the listing on such national stock exchange of such shares at the expense of UPS.

§ 15.    Amendment or Termination.

        This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with, Code § 423 and the laws of the State of Delaware, and any such amendment shall be subject to the approval of UPS’s shareholders to the extent such approval is required under Code § 423, the laws of the State of Delaware, applicable stock exchange requirements, or other applicable law. The Board may terminate this Plan or any offering made under this Plan at any time. Upon the effective date of such termination, all Subscriptions shall be of no further effect, no further payroll deductions shall be made by the Administrator for the purchase of Stock, and each participating Eligible Employee’s Subscription Account balance shall be distributed to the Eligible Employee in cash (without interest) as soon as practicable.

§ 16.    Indemnification.

        Each person who is or shall have been a member of the committee appointed to act as Administrator, or a member of the Board, shall be indemnified and held harmless by UPS against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with UPS’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give UPS an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under UPS’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that UPS may have to indemnify them or hold them harmless.

§ 17.    Limitation on Liability.

        Neither UPS nor any affiliate or anyone acting on the behalf of UPS or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of UPS.

§ 18.    Employment.

        Nothing in the Plan shall interfere with or limit in any way the right of a Participating Employer to terminate any Eligible Employee’s employment at any time, nor confer upon any Eligible Employee any right to continue in the employ of such Participating Employer.

§ 19.    Withholding.

        A Participating Employer shall be entitled to take whatever action it deems appropriate to satisfy the federal and state tax withholding requirements, if any, which such Participating Employer deems applicable to the exercise at an option pursuant to § 10 or the disposition of Stock by an Eligible Employee prior to the expiration of the holding periods required under Code § 423.

§ 20.    Headings, References and Construction.

        The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (§) in this Plan shall be to sections (§) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

§ 21.    Plan Document Controls.

        In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of any other document or communication shall be null and void ab initio.

§ 22.    Severability.

        In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        IN WITNESS WHEREOF, the undersigned certify that United Parcel Service, Inc., based upon action by its Board of Directors dated                                     , 2001, has caused this Plan document to be adopted.

ATTEST:	UNITED PARCEL SERVICE, INC.

Joseph R. Moderow	James P. Kelly
Secretary	Chairman

FIRST UNION NATIONAL BANK
P.O. BOX 41784
ATTN: PA 1204-ESS
PHILADELPHIA, PA 19101-1784
1-888-663-8325

March 26, 2001

TO PARTICIPANTS IN THE UPS QUALIFIED STOCK OWNERSHIP
PLAN AND TRUST :

        We have been advised that the annual meeting of shareowners of United Parcel Service, Inc. (the “Corporation”) will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 17, 2001, at 9:00 a.m. A copy of the Notice of Meeting and Proxy Statement and a Letter of Instructions to execute the proxy, which is being solicited on behalf of the Board of Directors of the Corporation, are enclosed.

        Under the UPS Qualified Stock Ownership Plan and Trust Agreement, we are to notify you of the time and place of the meeting and furnish you the enclosed Letter of Instructions, which allows you to require us to vote your shares as you indicate. If you wish to instruct us how to vote your shares, please complete, date, sign and return the Letter of Instructions to us in the enclosed pre-addressed postage-paid envelope.

        If we do not hear from you prior to May 11, 2001, we will execute and deliver to Joseph R. Moderow, the Secretary of the Corporation, a proxy to vote your shares in the same proportion as the shares allocated under the UPS Qualified Stock Ownership Plan and Trust for which Letters of Instructions to execute proxy are received and voted.

Very truly yours,

FIRST UNION NATIONAL BANK
Trustee, UPS Qualified Stock Ownership
Plan and Trust

LOGO

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting
instructions and for electronic delivery of
information. Have your proxy card in hand when
you access the web site. You will be prompted
to enter your 12-digit Control Number, which is
located below, to obtain your records and
create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-8903
Use any touch-tone telephone to transmit your
voting instructions. Have your proxy card in
hand when you call. You will be prompted to
enter your 12-digit Control Number, which is
located below, and then follow the simple
instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return
it in the business reply envelope we've provided
or return to United Parcel Service, Inc.,
c/o ADP, 51 Mercadee Way, Edgewood, NY 11717.

Return this card in the enclosed Business Reply
Envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

United Parcel Service, Inc.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED			DETACH AND RETURN THIS PORTION ONLY

1.	Election of a board of directors to serve until the 2002 annual meeting of shareowners.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for a specific nominee, mark "For All Except" and write the nominee's number on the line below.
		☐	☐	☐
	01) William E. Brown, III 02) Calvin Darden 03) Michael I. Eskew 04) James P. Kelly 05) Ann M. Livermore 06) Gary E. MacDougal 07) Joseph R. Moderow		08) Kent C. Nelson 09) Victor A. Pelson 10) Lea N. Soupata 11) Robert M. Teeter 12) John W. Thompson 13) Thomas H. Weidemeyer

					FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Deloitte & Touche LLP, independent auditors, as UPS's auditors for the year ending December 31, 2001.				☐	☐	☐

3.	Approval of the Discounted Employee Stock Purchase Plan				☐	☐	☐

4.	In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this Proxy will be voted FOR the election of all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

For joint accounts all co-owners must sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing. Sign exactly as name appears hereon.

If you plan on attending the annual meeting of shareowners, please check box to the right.						☐

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (CO-Owners)			Date

LOGO

UNITED PARCEL SERVICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
Proxy for Annual Meeting of Shareowners -- May 17, 2001

United Parcel Service, Inc.
ATTN: Secretary
55 Glenlake Parkway, N.E.
Atlanta, Georgia 30328

                The undersigned hereby appoints JAMES P. KELLY and JOSEPH R. MODEROW, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in the name of the undersigned as of March 19, 2001 at the annual meeting of shareowners of United Parcel Service, Inc. ("UPS") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 17, 2001, and at any or all adjournments thereof, and the undersigned hereby instructs and authorizes said attorneys to vote as stated on the reverse side.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)